Exhibit 21

Executed

LIMITED GUARANTY

This LIMITED GUARANTY is dated as of December 16, 2019 (this “Limited Guaranty”), and is entered into by each of Blackstone Infrastructure Prairie Partners L.P., a Delaware limited partnership, BIP Aggregator (USRPHC) L.P., a Delaware limited partnership, BIP Aggregator Q L.P., a Delaware limited partnership, and Blackstone Infrastructure Partners – V L.P., a Delaware limited partnership (collectively, the “BIP Funds”), Jasmine Ventures Pte. Ltd., a Singapore private limited company (“GIC Investor”), Enagas Holding USA, S.L.U., a Spanish company (“Enagas Spain”), Enagas U.S.A. LLC, a Delaware limited liability company (“Enagas USA”, and together with Enagas Spain, “Enagas Investor”), L5 Investment Holdings LP, a Scottish limited partnership (“USS Investor” and together with each of the BIP Funds, GIC Investor and Enagas Investor, each a “Guarantor” and, collectively, the “Guarantors”), in favor of Tallgrass Energy, LP, a Delaware limited partnership (“TGE”), who is also referred to herein as the “Guaranteed Party”. Each capitalized term used but not defined in this Limited Guaranty will have the meaning given to it in the Merger Agreement (as defined below), except as otherwise provided below.

1. Limited Guaranty. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of December 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), entered into concurrently herewith by and among TGE, the Buyer (as defined therein), the Buyer Sub (as defined therein) and the other parties signatory thereto, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, severally (and not jointly or jointly and severally), on the terms and subject to the conditions set forth herein, the due and punctual payment when due of its percentage (such percentage for each Guarantor as set forth opposite such Guarantor’s name on Schedule A hereto, its “Maximum Guarantor Percentage”) of the Buyer Termination Fee and accrued interest thereon, if any, payable by the Buyer to TGE under Section 8.2(c) of the Merger Agreement (the “Obligations”). In no event shall any Guarantor’s (i) liability for any amount that becomes payable under this Limited Guaranty exceed such Guarantor’s Maximum Guarantor Percentage of such amount (the “Per Claim Cap”) and (ii) aggregate liability under this Limited Guaranty exceed such Guarantor’s Maximum Guarantor Percentage of $105,000,000.00 (such amount, the “Cap” and each Guarantor’s Maximum Guarantor Percentage of the Cap, such Guarantor’s “Individual Cap”). The parties agree that this Limited Guaranty may not be enforced against any Guarantor without giving effect to such Guarantor’s Per Claim Cap and Individual Cap (and to the provisions of Sections 8 and 9 hereof). This Limited Guaranty may be enforced against any Guarantor only pro-rata based on its Maximum Guarantor Percentage hereunder. This Limited Guaranty may be enforced only for the payment of money in satisfaction of the Obligations of each Guarantor up to such Guarantor’s Individual Cap. The Guaranteed Party hereby agrees that in no event shall any Guarantor be required to pay to the Guaranteed Party under, in respect of, or in connection with, this Limited Guaranty or the Merger Agreement or otherwise any amounts other than as expressly set forth herein. All payments hereunder shall be made in lawful money of the United States, by wire transfer of immediately available funds.

2. Nature of Guaranty. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the obligations of any Guarantor hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned, for any reason whatsoever (other than as set forth in the last sentence of Section 8 hereof), each Guarantor shall remain severally liable hereunder with respect to the Obligations (subject to each Guarantor’s Per Claim Cap or Individual Cap, as applicable) as if such payment had not been rescinded or returned (but only to the extent of the amount so rescinded or otherwise returned). This Limited Guaranty is an unconditional guaranty of payment and not of collection. Each Guarantor acknowledges that the Guaranteed Party is entering into the Merger Agreement in reliance on this Limited Guaranty.

3. Changes in Obligations; Certain Waivers.

(a) Each Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Buyer, such Guarantor or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Merger Agreement or the Equity Commitment Letter, in each case, made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, so long as such change does not have the effect of increasing such Guarantor’s Per Claim Cap or Individual Cap, as applicable; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of the Buyer, such Guarantor or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer, such Guarantor or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or any of their respective assets; (vi) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to any of the Obligations; (vii) subject to the last sentence of Section 3(c) of this Limited Guaranty, the existence of any claim, set-off or other right that such Guarantor may have at any time against the Guaranteed Party, whether in connection with any guaranteed Obligation or otherwise; (viii) any change in applicable Law; or (ix) any other act or omission that may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than payment of the Obligations or as permitted by the last sentence of Section 3(c) of this Limited Guaranty).

(b) To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices to be provided to the Buyer pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium, or other Law now or hereafter in effect, any right to require the marshalling of assets of the Buyer or any other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (i) in respect of fraud or willful misconduct by the Guaranteed Party or any of its Affiliates, (ii) defenses to the payment of the Obligations that are available to the Buyer under the Merger Agreement or (iii) in respect of a breach by the Guaranteed Party of this Limited Guaranty). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that this Limited Guaranty, including specifically the waivers set forth in this Limited Guaranty, are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Representatives not to institute any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated hereby or thereby, or the Equity Commitment Letter against any Guarantor or any Non-Recourse Party (as defined in Section 9 hereof), except (i) for claims against a Guarantor (and such Guarantor’s legal successors or permitted assigns) under this Limited Guaranty (subject to the limitations described herein) and (ii) to the extent permitted by Section 4 of the Equity Commitment Letter (collectively, the “Retained Claims”). Each Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guaranty is illegal, invalid or unenforceable, in whole or in part, in accordance with its terms.

(c) Each Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against the Buyer that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guaranty or any other agreement in connection herewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against the Buyer, whether or not such claim, remedy or right arises in equity or under contract, statute or Law, including, without limitation, the right to take or receive from the Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guaranty shall have been previously paid in immediately available funds. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable by such Guarantor under this Limited Guaranty, such amount (which shall be no more than an amount equal to such Guarantor’s Individual Cap) shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered by such Guarantor to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and other amounts payable by such Guarantor under this Limited Guaranty, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable by such Guarantor under this Limited Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guaranty, the Guaranteed Party hereby agrees that (i) to the extent that the Buyer is relieved of any of its obligations under the Merger Agreement, each Guarantor shall be similarly relieved of its corresponding obligation (including its corresponding Obligation) under this Limited Guaranty, solely in respect of such relieved obligations, and (ii) each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guaranty, any claim, set-off, deduction, defense or release that the Buyer could assert against TGE under the terms of, or with respect to, the Merger Agreement.

4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver be a continuing waiver except to the extent provided for in such waiver; nor shall any single or partial exercise by any Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Buyer prior to proceeding against the Guarantors hereunder. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Guaranteed Party hereby expressly acknowledges that the only manner in which the Guaranteed Party or any of its respective Affiliates can obtain any remedy in respect of the Obligations against any Guarantor is pursuant to the express provisions of this Limited Guaranty or any third party beneficiary rights and specific performance rights that the Guaranteed Party is entitled to exercise in accordance with the express terms and conditions of the Equity Commitment Letter.

5. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it has all power and authority to execute, deliver and perform this Limited Guaranty and that the execution, delivery and performance of this Limited Guaranty have been duly and validly authorized by all necessary action, and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits, filings and notifications necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other proceeding, action, notice or filing is required in connection with the execution, delivery or performance of this Limited Guaranty;

(c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d) the execution, delivery and performance of this Limited Guaranty by such Guarantor do not and will not (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on such Guarantor or result in the creation of any lien upon any of its properties, assets or rights or (ii) conflict with, result in any violation of or contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law binding on such Guarantor or any of its property or assets; and

(e) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guaranty shall be available to such Guarantor (or its permitted assignee pursuant to Section 6 hereof) for so long as this Limited Guaranty shall remain in effect in accordance with Section 8 hereof.

6. No Assignment. The rights, interests or obligations under or in connection with this Limited Guaranty may not be assigned by any party (except by operation of Law) without the prior written consent of the other parties; provided, however, that, without the prior written consent of the Guaranteed Party, any Guarantor may assign its obligation with respect to the Obligations under this Limited Guaranty to one or more of its Affiliates or to one or more private equity funds sponsored or managed by its Affiliates; provided further, that (a) no such assignment shall relieve such Guarantor of any corresponding portion of its obligations hereunder as a primary obligor until and unless such Affiliate or private equity fund (i) certifies to the Guaranteed Party that it is capable of performing all of its obligations hereunder and (ii) agrees in writing to be bound by all the terms and conditions of this Limited Guaranty and (b) such Guarantor shall remain obligated to perform its obligations hereunder to the extent not performed by such assignee. Any attempted assignment in violation of this section shall be null and void.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to the BIP Funds:

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Attention: John G. Finley

Email: john.finley@blackstone.com

with a copy to (which alone shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, Texas 77002

Attention:     Keith Fullenweider

                     Alan Beck

                     Lande Spottswood

Email:          kfullenweider@velaw.com

                     abeck@velaw.com

                      lspottswood@velaw.com

If to GIC Investor:

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention:         Ankur Meattle; Ashok Samuel

with a copy (which shall not constitute notice) to:

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York 10017

Attention:         Alexander Greenbaum; Yoni Gontownik

Email:               alexgreenbaum@gic.com.sg; yonigontownik@gic.com.sg

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:         Asi Kirmayer

Email:               akirmayer@sidley.com

If to Enagas Investor:

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Email: bgarciaalarcon@enagas.es

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street,

Suite 3700

Houston, Texas 77002

Attention: Jeff Munoz; Bill Finnegan; Javier Marti-Fluxa

Emails: jeff.munoz@lw.com; bill.finnegan@lw.com; javier.marti-fluxa@lw.com

If to USS Investor:

L5 Investment Holdings LP

50 Lothian Road

Festival Square

Edinburgh, EH3 9WJ

Attention: Real Assets Team; Tom Kelly

with a copy (which shall not constitute notice) to:

Hogan Lovells LLP

390 Madison Avenue

New York, NY 10017

Attention: Michael Szlamkowicz

Email: michael.szlamkowicz@hoganlovells.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8. Continuing Guaranty. This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and permitted assigns until the payment and satisfaction in full of the Obligations of such Guarantor (up to such Guarantor’s Per Claim Cap and Individual Cap). Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantors shall have no further obligations under this Limited Guaranty as of the earliest to occur of (i) the consummation of the Closing, (ii) the termination of the Merger Agreement in accordance with its terms under circumstances in which the Buyer would not be obligated to pay the Buyer Termination Fee and (iii) the six-month anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which the Buyer would be obligated to pay the Buyer Termination Fee if the Guaranteed Party has not presented a claim for payment of any Obligations to the Buyer or any Guarantor by such six-month anniversary (or, if the Guaranteed Party has made a claim under this Limited Guaranty prior to such date, then the earliest of (w) a final, non-appealable Order resolving such claim determining that the Buyer does not have any liability to TGE that gives rise to Obligations, (x) payment of the amounts due and owing in respect of the Obligations as determined in a final, non-appealable Order resolving such claim and (y) a written agreement among the Guarantors and the Guaranteed Party terminating the obligations of the Guarantors pursuant to this Limited Guaranty), and (iv) payment of the Obligations (subject to the Cap and each Guarantor’s Per Claim Cap and Individual Cap, as applicable). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates or their respective successors and assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting any Guarantor’s liability to such Guarantor’s Per Claim Cap or Individual Cap, as applicable (or limiting the aggregate liability of the Guarantors to the Cap) or that any other provisions of this

Limited Guaranty are illegal, invalid or unenforceable in whole or in part in accordance with its terms, or asserts any theory of liability against any Guarantor or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than (a) liability of any Guarantor under this Limited Guaranty (as limited by the provisions of Section 1 hereof) or (b) to the extent permitted by Section 4 of the Equity Commitment Letter, then (i) the obligations of the Guarantors under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, (ii) if any Guarantor has previously made any payments under this Limited Guaranty, such Guarantor shall be entitled to recover such payments from the Guaranteed Party, and (iii) no Guarantor or any Non-Recourse Parties shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

9. No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, agrees and acknowledges that no Person other than each Guarantor has any liabilities, obligations, commitments (whether known or unknown, whether due or to become due, or whether contingent or otherwise) hereunder and that, notwithstanding that a Guarantor or its general partner (and any assignee permitted under Section 6 hereof) may be a partnership or limited liability company or other form of entity, the Guaranteed Party has no right of recovery under this Limited Guaranty, or any claim (whether in tort, contract or otherwise) based on such liabilities, obligations, commitments against, including in respect of any oral representation made or alleged to be made in connection herewith, and no personal liability shall attach to or otherwise be incurred by the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates (other than any assignee permitted under Section 6 hereof to which any obligations hereunder are actually assigned), members, managers or general or limited partners of any of the Guarantors or the Buyer or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee permitted under Section 6 hereof to which any obligations hereunder are actually assigned) or agent of any of the foregoing (collectively, but in each case excluding each Guarantor and the Buyer even if such Guarantor or the Buyer would otherwise be included in the foregoing list, each a “Non-Recourse Party”), through the Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Buyer against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter, except as expressly permitted therein), by the enforcement of any judgment, fine, penalty or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from the Buyer under and to the extent expressly provided in the Merger Agreement, or its right to recover from each Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guaranty, which are subject to the Per Claim Cap the Individual Cap, the Cap and the other limitations described herein. The Guaranteed Party acknowledges and agrees that the Buyer has no assets other than certain contract rights, including under the Merger Agreement and the Equity Commitment Letter and that no additional funds are expected to be contributed to the Buyer unless and until the Closing occurs. Recourse against each Guarantor under and pursuant to the terms of this Limited Guaranty shall be the sole and exclusive remedy of the Guaranteed

Party and its Affiliates against any such Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, including by piercing of the corporate, limited partnership or limited liability company veil or by a claim by or on behalf of the Buyer. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter (except as expressly permitted therein) or the transactions contemplated thereby, against any Guarantor or any Non-Recourse Party except for claims against the Guarantors under this Limited Guaranty. Notwithstanding anything herein to the contrary, the liability of each Guarantor shall be several (and not joint or joint and several) based upon such Guarantor’s Maximum Guarantor Percentage, and no Guarantor shall be liable for any amounts hereunder in excess of such Guarantor’s Per Claim Cap or Individual Cap, as applicable. The termination of the Equity Commitment Letter shall have no effect on this Limited Guaranty, subject to the last sentence of Section 8 hereof. None of the Guaranteed Party or any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with the transactions contemplated by the Merger Agreement, other than those by (i) each Guarantor in this Limited Guaranty and/or the Equity Commitment Letter and (ii) the Buyer in the Merger Agreement.

10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a) This Limited Guaranty shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.

(b) EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE MERGER AGREEMENT) IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT LIABILITY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE MERGER AGREEMENT) SHALL BE DETERMINED SOLELY BY A FINAL AND NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND NON-APPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LIMITED GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS LIMITED GUARANTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Counterparts. This Limited Guaranty may be executed in any number of counterparts (including by facsimile or electronic transmission in a “portable document format”). Each such counterpart when executed shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. No party hereto shall raise the use of a facsimile machine or electronic transmission in a “portable document format” file to deliver a signature to this Limited Guaranty as a defense to the formation of a contract and each party hereto forever waives any such defense.

12. No Third Party Beneficiaries. Except as provided in Section 9 hereof for the benefit of the Non-Recourse Parties, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

13. Confidentiality. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the written consent of the parties hereto; provided that no such written consent shall be required in connection with the enforcement of rights and obligations hereunder, for any disclosure of the existence or terms of this Limited Guaranty to the parties to the Merger Agreement or their representatives, advisors or Affiliates with a need to know in connection with the transactions contemplated by the Merger Agreement or to the extent required by applicable foreign or domestic Law, the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any Governmental Authority relating to the contemplated transactions; provided further, that the Guaranteed Party shall give the Guarantors written notice of any such required disclosure as far in advance as is practicable and will permit each Guarantor to have a reasonable opportunity to comment on any such required disclosure to the extent practicable.

14. Miscellaneous.

(a) This Limited Guaranty contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and each of the Guarantors in a writing indicating it is an amendment, modification or waiver. No delay or omission on the part of the Guaranteed Party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof, nor shall any waiver be a continuing waiver except to the extent provided for in such waiver.

(b) If any provision of this Limited Guaranty (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by each Guarantor hereunder to such Guarantor’s Per Claim Cap and Individual Cap as provided in Section 1 hereof and to the Cap and the provisions of Sections 8 and 9 hereof and this Section 14(b).

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

[Signature pages follow]

BIP FUNDS:

BLACKSTONE INFRASTRUCTURE PRAIRIE PARTNERS L.P.

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

BIP AGGREGATOR (USRPHC) L.P.

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

BIP AGGREGATOR Q L.P.

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

[Limited Guaranty – Signature Page]

BLACKSTONE INFRASTRUCTURE PARTNERS - V L.P

By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner By: BIA GP L.P., its general partner By: BIA GP L.L.C., its general partner

By:	/s/ Wallace Henderson
Name:	Wallace Henderson
Title:	Senior Managing Director

[Limited Guaranty – Signature Page]

GIC INVESTOR:

JASMINE VENTURES PTE. LTD.

By:	/s/ Alexander Greenbaum
Name:	Alexander Greenbaum
Title:	Authorized Person

[Limited Guaranty – Signature Page]

ENAGAS INVESTOR:

ENAGAS HOLDING USA, S.L.U.

By:	/s/ Marcelino Oreja Arburúa
	Name:	Marcelino Oreja Arburúa
	Title:	Authorized Representative

ENAGAS U.S.A. LLC

By:	/s/ Marcelino Oreja Arburúa
	Name:	Marcelino Oreja Arburúa
	Title:	Authorized Representative

[Limited Guaranty – Signature Page]

USS INVESTOR:

L5 INVESTMENT HOLDINGS LP

By: USS Investment Management Limited as agent for and on behalf of L5 Investment Holdings GP Limited acting in its capacity as general partner of L5 Investment Holdings LP

By:	/s/ Howard Brindle
	Name:	Howard Brindle
	Title:	Deputy CEO

[Limited Guaranty – Signature Page]

Agreed to and accepted by TGE:

TALLGRASS ENERGY, LP

By:	/s/ William R. Moler
	Name:	William R. Moler
	Title:	Chief Executive Officer

[Limited Guaranty – Signature Page]

Schedule A

Maximum Guarantor Percentage

Guarantor	Maximum Guarantor Percentage
BLACKSTONE INFRASTRUCTURE PRAIRIE PARTNERS L.P.	16.33477752%
BIP AGGREGATOR (USRPHC) L.P.	7.84406437%
BIP AGGREGATOR Q L.P.	22.88148550%
BLACKSTONE INFRASTRUCTURE PARTNERS – V L.P.	4.24900756%
GIC INVESTOR	12.03796493%
ENAGAS INVESTOR	30.22891129%
USS INVESTOR	6.42378891%
Total	100.00000000000%